Exhibit 10.4

Non-Employee Director Compensation

We currently pay our non-employee directors the following:

•annual retainer of $98,500 for the Lead Director
•annual retainer of $102,000 for the Chairperson of the Audit Committee
•annual retainer of $92,500 for the Chairperson of the Compensation Committee
•annual retainer of $85,000 for the Chairperson of the Nominating and Governance Committee

The equity component of the director's compensation is valued at $180,000 consisting of restricted stock units. The restricted stock units fully vest on the earlier to occur of (i) the first anniversary of the grant date and (ii) the date of the next annual meeting following the grant date, subject to such director’s continued service through the applicable vesting date..